Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries - President & CEO
Rick Vilsoet Dycom Industries - General Counsel
Drew DeFerrari Dycom Industries - CFO

CONFERENCE CALL PARTICIPANTS
Rich Paget Imperial Capital - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Saagar Parikh KeyBanc Capital Markets - Analyst
Victor Chiu Raymond James - Analyst
John Rogers D.A. Davidson & Co. - Analyst
Alex Rygiel FBR & Co. - Analyst
James Kitchell Goldman Sachs - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. For the conference, all the participants are in a listen-only mode. There will be an opportunity for your questions, instructions will be given at that time.
(Operator Instructions)
As a reminder, today's call is being recorded.
With that being said, I'll turn the conference now to Mr. Steven Nielsen. Please go ahead.

Steven Nielsen - Dycom Industries - President & CEO

Thank you, John. Good morning, everyone, I'd like to thank you for attending this conference call to review our second-quarter fiscal 2013 results. During the call we will be referring to a slide presentation, which can be found on our website www.dycomind.com, under the heading "Events". Relevant slides will be identified by number throughout our presentation. Going to slide 2, today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick?

Rick Vilsoet - Dycom Industries - General Counsel

Thank you, Steve. Referring to slide 3, except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook, are based on management's current expectations, estimates and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 28, 2012 and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve?

Steven Nielsen - Dycom Industries - President & CEO

Thanks, Rick. Now moving to slide 4 and the review of our second-quarter results. As you review these results, please note that we have included Adjusted EBITDA, certain revenue amounts excluding revenues from acquired subsidiaries and storm restoration services, certain expense amounts excluding acquisition-related costs and write-off of deferred financing costs, and adjusted earnings per share, all of which are non-GAAP financial measures, to our release and comments. See slides 16 through 20 for a reconciliation of the non-GAAP measures to the GAAP measures in the slide presentation provided for this call. For clarity and to ensure comparability between periods, our comments will now address our non-GAAP results.
Revenues for the quarter increased year over year to $369.3 million, an increase of 38.1%. After excluding revenues from acquired subsidiaries of $75.9 million and storm restoration services of $16.7 million, revenue grew 3.5% organically. Volumes during the quarter were solid from telephone companies as a whole, with some companies growing meaningfully while all carefully managed routine capital and maintenance expenditures and spending by cable customers increased year over year. Gross margins increased by 72 basis points year over year reflecting improved operating trends and storm restoration services in part. Despite integration cost of approximately $1 million, general and administrative expenses declined slightly as a percentage of revenue year over year reflecting continued good cost discipline. All of these factors produced Adjusted EBITDA of $37.2 million for the second quarter, or 10.1% of revenue.
Results from businesses acquired during the quarter, excluding interest cost, were $800,000 after approximately $6.1 million of depreciation and non-cash amortization expense. Net income of $0.15 per share for the second quarter increased from last year's earnings per share of $0.10, reflecting improved margins offset in part by less other income as we reduced the amount of assets we sold during the quarter. After $63.5 million in operating cash flow in the quarter, liquidity was solid with cash and availability under our current credit facility totaling $233.4 million. This operating cash flow enabled us to repay $70 million which we had borrowed during the quarter to fund the purchase of substantially all of Quanta Services' domestic telecom infrastructure services subsidiaries.
Going to slide 5. The purchase of these subsidiaries was completed on December 3, 2012 for a purchase price of $275 million and other items totaling $45 million. The transaction was structured to produce attractive tax cash tax benefits. It has strengthened our Company and created scale as industry announcements indicate customer expenditures are growing. The purchase was funded through borrowings under our new five-year $400 million credit facility and a $90 million add-on to our existing senior subordinated notes, which mature in January of 2021.
Moving to slide 6. During the quarter we experienced the effects of a steady industry environment. Revenue from CenturyLink was $54.2 million, or 14.7% of revenue, CenturyLink was our largest customer. AT&T was our second largest customer at 13.6% of total revenue, or $50.1 million. AT&T grew 34.9% organically year over year. Revenue from Comcast was $40.8 million, or 11% of revenue, Comcast was our third largest customer. Verizon was Dycom's fourth largest customer for the quarter at 9.1% of revenue, or $33.5 million. Revenue from Windstream was $32.3 million, or 8.8% of revenue. Altogether, our revenue grew 3.5% after excluding revenues from acquired subsidiaries and storm restoration services. This represents our eighth consecutive quarter of organic growth. Our top five customers combined produced 57.1% of revenue, growing 9.1% organically while all other customers decreased 4.4%.
Now going to slide 7. Backlog at the end of the second quarter was $2.019 billion versus $1.376 billion at the end of the first quarter, an increase of approximately $643 million. Of this backlog, approximately $1.242 billion is expected to be completed in the next 12 months. Both backlog calculations grew sequentially after adjusting for acquired backlog, reflecting solid performance as we continue to book new work, renew existing work and look forward to substantial future opportunities.
With Windstream, we renewed three-year construction and maintenance services agreements in New Mexico, Oklahoma, Mississippi, Kentucky, Alabama, Georgia and Florida. For Comcast, we secured extensions of both cable installation services and construction and maintenance service agreements in Washington, California, Maryland, Vermont, Massachusetts, New Jersey and Florida. With AT&T, we renewed a construction and maintenance services agreement in Florida for three years. From CenturyLink, new three-year underground facility locating services agreements for Washington and Oregon. And finally, we secured rural broadband projects in a number of states including Montana, New Mexico, Oklahoma, Kentucky, Tennessee, West Virginia and Georgia. Headcount increased during the quarter to 10,135. Now I will turn the call over to Drew for his financial review as well as additional information about our recent acquisition.

Drew DeFerrari - Dycom Industries - CFO

Thanks, Steve, and good morning, everyone. As a reminder, in today's conference call materials, there is disclosure of certain non-GAAP measures including items such as organic revenue growth, Adjusted EBITDA and non-GAAP earnings. In the materials, we have provided a reconciliation of these non-GAAP measures to the comparable GAAP measures.

Going to slide 8. Contract revenues for Q2 were $369.3 million, including revenue from acquired subsidiaries and storm-related revenues. On a consolidated basis, approximately 88% of our revenues is from telecommunications customers. Adjusted EBITDA non-GAAP was at $37.2 million, or 10.1% of revenue. This is over a 50% increase from Q2 last year and resulted from profitable growth in organic operations and the contribution of acquired businesses. Diluted EPS non-GAAP for the quarter was $0.15 per share compared to $0.10 per share for Q2-12.
Turning to slide 9. Organic revenue grew 3.5% from growth within existing contracts and from increases in services derived from wireless service providers. On the cost side, margins increased 72 basis points year over year from improved leverage and operating performance. Interest expense increased $1.6 million associated with the borrowings for our recent acquisition. Our six month year-to-date effective tax rate was approximately 40.4% and we anticipate this rate to continue through the remainder of fiscal 2013.
Turning to slide 10. Our financial position is strong and our liquidity is robust. Cash flows during the period were dedicated to funding our growth and contributed to the pay down of approximately $70 million of revolver borrowings during the quarter. Operating cash flows were $63.5 million and we ended the period with approximately $22.6 million of cash on hand. Capital expenditures net of disposals were $15.7 million for the quarter. Gross CapEx was approximately $16.5 million.
Acquisition expenditures during the period totaled approximately $315 million and were financed by a $90 million add on to our senior subordinated notes due 2021, and a new five-year senior credit facility maturing in December 2017. The new senior credit facility is comprised of a $125 million term loan and a $275 million revolving credit facility, on which $20 million was outstanding at the end of Q2. Availability for additional borrowings was $210.9 million under the facility after providing for the outstanding balance and $44.1 million of outstanding letters of credit. At the end of Q2 2013, we had approximately 33.0 million shares of common stock outstanding. On a fully diluted basis, weighted average shares were approximately 33.5 million during the period.
Turning to slide 11. Given the size of our recently completed acquisition, we have provided selected baseline financial information that we believe will be helpful for you to further understand the business and for your modeling purposes. The acquired subsidiaries produced contract revenues of $75.9 million during the quarter, along with EBITDA at 9.1% of revenues. Pretax results were approximately $800,000 after approximately $6.1 million of combined amortization and depreciation expense and excluding the impact of interest or transaction costs. On the date of acquisition, we acquired working capital balances of approximately $108 million. The DSOs of the acquired subsidiaries were at 100 days, which is generally higher than the legacy Dycom operations. The preliminary fair values of acquired PP&E and amortizing intangibles were approximately $32 million and $91 million, respectively.
Going to slide 12. We have provided our initial estimates of amortization of intangible assets and depreciation of newly acquired fixed assets. As you can see, the non-cash expenses of amortization and depreciation is weighted heavier towards the earlier periods of the timeline based on the remaining lives. For intangibles, this results in approximately $5.5 million per quarter of non-cash amortization for the remainder of fiscal 2013 and then the amortization begins to decline in fiscal 2014 and beyond. We expect depreciation to display a similar pattern as assets with shorter remaining lives become fully depreciated. With that baseline summary of the acquired companies, I will now turn the call back to Steve.

Steven Nielsen - Dycom Industries - President & CEO

Thanks, Drew. Moving to slide 13. In summary, within the slowly growing economy, we experienced the effects of a solid industry environment and capitalized on our significant strengths which were enhanced through our recent acquisition. First and foremost, we maintained solid customer relationships throughout our markets. We continue to win projects and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and after recent industry announcements are strengthening.
Industry participants continue to aggressively extend fiber networks for wireless backhaul services. These services are now planned for small cells as well as macro cells. Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are planning to do so in anticipation of the customer sales process. Wireless carriers are upgrading to 4G technologies, creating meaningful growth opportunities in the near to intermediate term, as well as planning to increase macro cell density. And finally, telephone companies are deploying fiber to the home or node technologies to enable video offerings, and in fact, have in one notable and very significant instance announced a reacceleration in spending over the next three years. A reacceleration which is beginning to impact our business.
Across all of these opportunities, we have increased profitable market share as our customers are consolidating vendor relationships and rewarding scale. Our recent acquisition will support this trend. In sum, we believe that our leading presence and recently enhanced scale enables us to take advantage of industry developments. Among service providers of our size or larger, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders.

Now going to slide 14. As we look ahead to a solid industry environment, our expectations reflect the following views. Improving legacy revenue and margin trends as wireless continues to grow, cable construction strengthens and a significant customer continues to reaccelerate it's capital expenditures, stable performance from acquired subsidiaries with real opportunities to improve margins through integration activities offset in part by significant depreciation and amortization expense during Q3 and Q4 of 2013, strong cash flows dedicated to funding growth and debt repayment, and finally, we are confident that solid operations will continue for a sustained period.
Moving to slide 15. Given the significance of our recent acquisition and the additional amortization, depreciation and interest expense generated by that acquisition, we have expanded the amount of information provided regarding our third-quarter outlook. Specifically, we have disaggregated our total outlook into separate information about our legacy operations and separate information about our newly acquired subsidiaries. Ranges of the anticipated performance for revenue and gross margin are wider for our newly acquired subsidiaries as we are currently integrating those subsidiaries into our existing monthly and quarterly forecasting systems.
With all that said, for the third quarter of fiscal 2013, we anticipate revenues which are expected to range from $390 to $415 million, including $300 to $310 million from legacy operations which are slightly up year over year and $90 to $105 million from our new subsidiaries. Gross margins, which are in line on an overall basis but approach 20% within our legacy operation, while in the mid teens for our new subsidiaries. General and administrative expenses, which are in line year over year as a percentage of revenue, include ongoing integration costs and slightly higher stock-based compensation expense associated with performance-based awards. Depreciation, which reflects the addition of the newly acquired asset fleet, some of which is relatively short lived. Amortization expense, which is substantial at $7.1 million during the quarter, reflecting the significant near-term amortization of acquired intangible assets. And other income which decreases by $6.3 million to approximately $1.3 million, reflecting a significant reduction in assets sold as we integrate our fleet of vehicles with the newly acquired subsidiaries.
These factors contribute to earnings per share which benefit from higher EBITDA but decline from Q3 of 2012 as a result of the over $6 million reduction in other income, $5.5 million of incremental non-cash amortization and $4.2 million of depreciation from our newly acquired subsidiaries expected during the quarter. As the nation's economy continues to slowly grow, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives, which in some cases they are meaningfully reaccelerating. We remain confident in our strategies, the prospects for our Company, the capabilities of our dedicated employees and the experience of our management team who have grown our business many times before. We are excited to add the strengths of our newly acquired subsidiaries and look forward to improving performance as we fully integrate those businesses. Now, John, we will open the call for questions.

QUESTION AND ANSWER

Operator
(Operator Instructions)
Rich Paget, Imperial Capital.

Rich Paget - Imperial Capital - Analyst

Steve, wondered if you could talk a little bit about the housing market with new housing starts and a lot of those statistics looking better and continuing to trend up? And I realize it's still below historical levels, but are you guys starting to see any benefit from that which would be incremental to what's happening with your telecom customers?

Steven Nielsen - Dycom Industries - President & CEO

Sure, Rich. We're certainly encouraged by the new home sales and the fact that starts and permits are headed back, although not anywhere near peak levels. I think the right way to think about a housing recovery with our industry is that this year I think we'll see a lot of absorption. So those projects that were stopped and had remaining lots available to build on, and we've seen plenty of activity there. Although that creates limited sales.
But I think in the second half of this year, if current trends continue, we will see new phases of subdivisions started, new subdivisions started, and all of those require additional, not only plant within the subdivision that we would place, but also reinforcement of the existing feeder facilities to get there. So I think this is -- I've been through three housing recoveries and that's how they've always played out before.

Rich Paget - Imperial Capital - Analyst

Okay. And then I realize any Sandy recovery work has been done, but is there a longer term opportunity with any reconfigurations of infrastructure or with some of the Sandy Bill money coming in with a longer term rebuild that you guys could participate in?

Steven Nielsen - Dycom Industries - President & CEO

It's hard to say at this point. The vast majority of the restoration work that we did during the quarter was for cable operators in the Northeast, although we did some for another telephone customer. I think there's some portions of the Barrier Islands that still remain to be decided what they do with them. So I think there's some opportunity there Richard, but nothing that's well-defined at this point.

Rich Paget - Imperial Capital - Analyst

All right. And then finally you talked about reacceleration of CapEx spending, what kind of organic growth range do you think from what you're seeing now that, that could translate into?

Steven Nielsen - Dycom Industries - President & CEO

Well I think what we'd say is that we see recovery in the third quarter and going into the fourth quarter. Clearly, the CapEx numbers were encouraging from most of our customers. And I think if you refer to slide 15 Richard, at least for Q3, you can get our sense of on the legacy operation where we see organic growth. But we think it probably gets better from there in the fourth quarter.

Rich Paget - Imperial Capital - Analyst

All right thanks, I'll get back in queue.

Operator

Adam Thalhimer, BB&T Capital Markets.

Adam Thalhimer - BB&T Capital Markets - Analyst

Can you address, Steve, the Quanta subsidiaries that you purchased, the margins? Why they're lower than your legacy business and how might you bridge that gap over time?

Steven Nielsen - Dycom Industries - President & CEO

So we had talked about this on the acquisition call, Adam, that when we did the diligence on those businesses that if you looked like for like, that their margins were not quite as good as our construction margins. We are very comfortable that the book of business that they have is good business. We have developed over time systems because of our customer concentration that we think as we integrate into those new businesses, that just as we said in November, that we think their margins can approach ours. But there's going to be a process that we have to go through to get there. But I really think it's a question of focus. We're getting good cooperation from the management teams and it's going to take us time to get them integrated into our management systems.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And I wanted to ask because you had good -- organic growth is starting to accelerate again but the organic backlog is still down year-over-year. Is it down on stimulus coming out of the business and then maybe we should expect us to the backlog continue to increase?

Steven Nielsen - Dycom Industries - President & CEO

I think Adam, the primary driver to that and we talked about it on the year-ago call, is we renewed CenturyLink's backlog for two years, so that would be calendar '12 and '13 a year ago. And then this period our largest customer we did not have a renewal because of the way that the contracts fell. So I think that the backlog trends are solid as we see acceleration in our master contracts that will be reflected each quarter in the run rates, which will drive total and next 12 months backlog. But I think it's primarily that CenturyLink affect.

Adam Thalhimer - BB&T Capital Markets - Analyst

Got it, okay that's helpful. And then last question for me, you -- the G&A expense guidance that you gave for Q3 includes some of the ongoing integration expenses and we backed out some expenses from the acquisition this quarter. So as we think through the EPS or the adjusted EPS line, are there -- are some of those items, do they get backed out?

Steven Nielsen - Dycom Industries - President & CEO

At this point, the transaction and financing costs that impacted the second quarter, we backed out. Those are -- Drew, have they all run through the P&L?

Drew DeFerrari - Dycom Industries - CFO

Yes ---

Steven Nielsen - Dycom Industries - President & CEO

Right. The integration cost we'll identify for you Adam but we're not going to reverse those out. So in the second quarter there was about $1 million of integration cost, there's more to come as we put systems in. We'll identify those each quarter, but we're not going to Reg G those for an adjusted number.

Adam Thalhimer - BB&T Capital Markets - Analyst

Great. Okay, thanks a lot.

Operator

Saagar Parikh, KeyBanc Capital Markets.

Saagar Parikh - KeyBanc Capital Markets - Analyst

Good morning and congrats on the great quarter.

Steven Nielsen - Dycom Industries - President & CEO

Thank you.

Saagar Parikh - KeyBanc Capital Markets - Analyst

Real quick one on -- when you go through the firm end market opportunities, Steve, can you can walk through your legacy business and versus the acquired assets from Quanta? And I think everyone, the majority of the people on the call, know where your opportunities are for your legacy business, but can you take those new acquired assets and correlate it with where those firm end market opportunities are?

Steven Nielsen - Dycom Industries - President & CEO

They're all in the same places with the exception that with respect to AT&T specifically, we have a much stronger position legacy with AT&T primarily in the Southeast and in wireless. But with respect to the other drivers, certainly we're seeing opportunities with cable companies in both businesses. We're seeing significant opportunities in fiber to the node and we see opportunities in wireless. So I think the only caveat in terms of differences we just -- legacy has always had a better positioning with respect to AT&T.

Saagar Parikh - KeyBanc Capital Markets - Analyst

Okay. And then looking on slide 6, where on the bottom right where you go through your organic growth and you said organic growth from your top five customers is up 9.1% organically and then from other customers is down 4.4%. Could you walk us through really quickly those numbers and why the other customers outside the top five are down 4.4% where you're seeing with trends there and with the top five customers, why you saw then the trend there?

Steven Nielsen - Dycom Industries - President & CEO

Yes. We had a large pipeline business that was finishing up in the year-ago period, that was about $4 million worth of revenue. And I think the balance of the decline conceptually is around stimulus. We still see stimulus in the legacy business at a reasonable level for the next couple three quarters. But it's clearly going to be somewhat down versus last year while we have lots of other things that are going the other way. And so that's why we feel good about a firming outlook.

Saagar Parikh - KeyBanc Capital Markets - Analyst

Sounds great, thank you.

Operator

Simon Leopold, Raymond James.

Victor Chiu - Raymond James - Analyst

Hello, guys, this is Victor Chiu in for Simon Leopold. Can you speak about how the acquisition is progressing relative to your previous guidance for $400 million to $450 million annualized contribution? With the few months of the new business under your belt, do you see anything that makes you incrementally more or less confident in that guidance?

Steven Nielsen - Dycom Industries - President & CEO

No, I think we're -- we feel as good about the business today as we did when we closed on it. We think the range on revenue and EBITDA is achievable. I think if anything we're probably encouraged about the opportunities that full integration will present with respect to margin. And we're also seeing the -- some cross-selling opportunities. So yes, we feel good about the deal.

Victor Chiu - Raymond James - Analyst

Okay and quickly on margins. So it looks like the acquired business gross margins are slightly below Dycom's but it didn't seem to have much impact this quarter. Was there a reason why it didn't really impact the gross margins relative to what we were expecting for the --

Steven Nielsen - Dycom Industries - President & CEO

Well we didn't disaggregate the second quarter results, but I think that the theme in the third quarter would hold for the second quarter. And we're still as we said getting these businesses integrated. We think there are a number of margin improvement opportunities that we'll be able to work into the business. But this is a similar performance forward as what we experienced in the second quarter.

Victor Chiu - Raymond James - Analyst

And I guess generally, what are your initial impressions for the year, for carriers plans for deployment of construction spending compared to last year, your general impressions?

Steven Nielsen - Dycom Industries - President & CEO

Clearly right now if you're involved in working for AT&T, you can feel the capital spending is up and the intensity and urgency is up. That's a good thing for our business. I think we were pleasantly not surprised but would recognize where Comcast increased their CapEx about $500 million year over year on the cable side. Going through some transcripts this morning from investor conference presentations in the last day or two, it's interesting to hear a number of our customers extolling the virtues of CapEx that produces future growth. And so that's always a good thing to hear from our customers.

Victor Chiu - Raymond James - Analyst

Okay, did you break out the telco cable split?

Steven Nielsen - Dycom Industries - President & CEO

Go ahead Drew, and we'll give you, Victor, the 6 through 10 on the key customers.

Victor Chiu - Raymond James - Analyst

Great, thanks.

Drew DeFerrari - Dycom Industries - CFO

Thanks, Victor. The telco cable split, telco was 62.6% and cable was 25.2%. And then customers 6 through 10, Charter was at 6.2%; Time Warner Cable 4.3%; Cablevision was at 3%; Frontier was at 2.7%; and Ericsson was at 1.9%.

Victor Chiu - Raymond James - Analyst

Great, thanks very much.

Operator

John Rogers, D.A. Davidson.

John Rogers - D.A. Davidson & Co. - Analyst

Hello, good morning and congratulations on the quarter. Steve going back to the acquisition, and I don't have the slides in front of me, but from the was it the November call, I think you talked about $12 to $15 million of acquisition costs.

Steven Nielsen - Dycom Industries - President & CEO

Right and if you think about that John there's a couple of buckets. One is transaction related which was spent and we Reg G'd that for the quarter and there's no tail to any of that. That's all been recognized, expensed and the cash has been paid. And the balance is integration expense, $1 million of which was incurred in the second quarter. And the balance to that estimate will be spent probably over the rest of the calendar year, both in two places. There'll be some expense dollars but there will be also be some capital dollars, we're doing some IT upgrade, some capital software purchases and those kind of things that are in that number.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, so that's still a good rough bucket number?

Steven Nielsen - Dycom Industries - President & CEO

It's a good number but as we said to an earlier answer, we'll let you know what it is. We don't see anything that says it's going to be more. But we'll let you know what it is but we don't expect to Reg G that number. We'll identify it in our comments going forward.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, thank you. And then in terms of the micro towers that you were talking about. Can you give us a rough idea what the opportunity is versus a larger more traditional tower? Is it roughly the same opportunity for Dycom?

Steven Nielsen - Dycom Industries - President & CEO

Well it's emerging technology. AT&T highlighted it in their comments back in November that they were going to spend money on 40,000-plus small cells that they would generally connect through fiber, some of which would be fiber to commercial businesses, so it would serve multi purposes. And that's in the front windows. So it's hard to say yet. But it was clearly a number that they highlighted.
We are currently doing some what we call distributed antenna systems for a couple of folks. And these projects, John, one example would be we have a project in the state of Florida where we're installing 150 miles of fiber to connect all of these small cells together. So it's hard to say, it's early days. But clearly I think a large opportunity, particularly to supply capacity in very high traffic areas -- high traffic geographic areas on wireless networks.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And then in terms of the customer response to the additional, the former Quanta operations. Can you point to any -- I mean you'd indicated that it's been a good response, but has there been any specifics that you can point to where you've been able to get the one and one has added up to more than two in the sense that they're giving you more work to do or broader regions?

Steven Nielsen - Dycom Industries - President & CEO

Yes, we clearly went through a renewal cycle, John, so we have lots of backlog that we disclosed. I think there are a number of opportunities right now where we may have deployed inside legacy some management systems that are of value to customers that we're now going to be able to deploy more broadly for that customer. And I think that will grow opportunity. I think quite honestly there are also some relationships. This was a large organization, they have lots of relationships with customers and we think that they had some unique relationships that we'll be able to add some value to in terms of focus and attention. And clearly it's been additive to this point.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And then lastly, and I apologize if I missed this. Drew, the utility line locating business and the other, how much were those in the quarter?

Drew DeFerrari - Dycom Industries - CFO

Sure, the utility underground facility locating was 7.5% and then the electrical and other is 4.7%.

John Rogers - D.A. Davidson & Co. - Analyst

Perfect. Okay, thank you.

Operator

Alex Rygiel, FBR.

Alex Rygiel - FBR & Co. - Analyst

First, Steve, if we were to look at the telco revenue of 62.6%, what portion of that is from activities associated with wireless services? So that would include DAS and microcell and your tower work.

Steven Nielsen - Dycom Industries - President & CEO

We do not break out the DAS and the microcell, so I'll make an estimate off the top of my head. But it would be in the $30 to $35 million range in the quarter on a combined basis.

Alex Rygiel - FBR & Co. - Analyst

So is the $30 to $35 million tower activities, or does the $30 to $35 million include fiber to the tower?

Steven Nielsen - Dycom Industries - President & CEO

That does not include fiber to the tower, just like -- that's separate and in our wireline business.

Alex Rygiel - FBR & Co. - Analyst

So if you were to qualitatively look at that 62.5% from telco, qualitatively how much of that is from at the end of the day a wireless service -- so fiber to the tower, DAS, tower construction?

Steven Nielsen - Dycom Industries - President & CEO

We're using approximate numbers, but if we think about in the trailing quarter and we see this business growing quite nicely, if you look at the wireless and call it $29 to $30 million, then an incremental $4 or $5 million for DAS and small cell type opportunities, on the fiber to the tower it's a substantial number. It's not near as large as those two numbers, but it was still a pretty good contributor. So it's probably $40, $45 million number for the quarter.

Alex Rygiel - FBR & Co. - Analyst

Is that $40 to $45 million for fiber to the tower or $40 to $45 million in total including fiber to the tower?

Steven Nielsen - Dycom Industries - President & CEO

Probably including and it may be -- that maybe a little bit low, Alex, on the fiber to the tower. I think the numbers that I'm most comfortable with because of the way -- it's often difficult to separate jobs that serve multiple purposes. So, we are often doing a fiber to the tower job that's also a Metro E job on the cable side and we don't count that as a wireless job. But if you think about wireless as we've talked about in November as $125 to $140 million run rate business and growing nicely, I think that we're comfortable with in terms of the wireless impact.

Alex Rygiel - FBR & Co. - Analyst

That's helpful. When you think about the Quanta assets that you acquired. Could you characterize them today as of the results you're getting and the opportunity is better than expected? Are the results you're getting or the opportunity you had is maybe in line or a little bit below expectations? And what is better or below?

Steven Nielsen - Dycom Industries - President & CEO

Yes, I think we had a pretty good handle on the business when we acquired it. So I wouldn't say that our expectations are changed. I think we're getting good cooperation from the management, and if anything I would say that we're more comfortable with the book of business because we've been able to take a look at contracts and compare them to our legacy contracts. And I think we've been able to identify a number of integration opportunities where we can on a combined basis be a better business.

Alex Rygiel - FBR & Co. - Analyst

And lastly, the breadth of your customer base continues to improve. Can you highlight the benefits of that?

Steven Nielsen - Dycom Industries - President & CEO

Well certainly I think about it in two ways. So certainly our top five concentration is coming down as we've gotten larger. We still have a great customer list. When you go down the list of our top five and with AT&T in a substantial growth phase, I think we're going to continue to see that top five be very important to us. But clearly the geographic and customer diversity allows you to be selective in the opportunities that you address and you make sure that you address those that you're going to be best able to execute for the benefit of the customer and the shareholder.

Alex Rygiel - FBR & Co. - Analyst

That's helpful. Nice quarter, thank you.

Operator

James Kitchell, Goldman Sachs.

James Kitchell - Goldman Sachs - Analyst

I had a modeling question actually. Given the seasonal build and release dynamics for Dycom's working capital, and then your comments it sounded like the Quanta businesses are maybe carrying a bit more working capital than legacy Dycom has historically. I was curious if you could give us some help in understanding what working capital investment you may be expecting in the second half of the year, how we should think about those dynamics? Thanks.

Steven Nielsen - Dycom Industries - President & CEO

Yes, we've always had strong cash flows in the January quarter based on the seasonality of the revenue coming back in. As margins improve, we'll be able to self fund a good portion of that working capital build without taking any external debt. We may have to, if we do that's a good thing because that means growth is there. But we were encouraged that we were able to take our leverage down about $70 million in the quarter and that's where it is today on the revolver.
In terms of the DSOs, that's another opportunity that we think that there are a number of opportunities where like customers that we have some billing and management systems that we'll be able to install that will help the newly acquired subsidiaries do a better job of getting the bills out the door. They're motivated, but it's always helpful when you have some tools, and that's a function of our customer concentration that we developed some tools, that we'll be able to share with the new businesses.

James Kitchell - Goldman Sachs - Analyst

Okay great, thank you.

Operator

And Mr. Nielsen, there are no further questions in queue.

Steven Nielsen - Dycom Industries - President & CEO

Well we thank everybody for your time and attention, and we look forward to speaking to you on our next quarter in May. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation, you may now disconnect.